Exhibit 99.1

P&F INDUSTRIES, INC. RECEIVES DEFICIENCY LETTER FROM NASDAQ

MELVILLE, N.Y., October 27, 2008 - P&F Industries, Inc. (NASDAQ GM: PFIN) today announced that on October 21, 2008, it received a letter from The NASDAQ Stock Market (the “Notification”) providing notice that, for 30 consecutive trading days, P&F’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of $5 million as required for continued inclusion on The NASDAQ Global Market by Marketplace Rule 4450(a)(2). For NASDAQ purposes, MVPHS is the market value of P&F’s publicly held shares, which is calculated by subtracting all shares held by officers, directors or beneficial owners of 10% or more of the total shares outstanding.  The Notification has no effect on the listing of P&F’s securities at this time.

In the Notification, NASDAQ noted that the prior several weeks had been marked by unprecedented turmoil in domestic and world financial markets and that given these extraordinary market conditions, NASDAQ determined to suspend enforcement of the MVPHS requirements for all of its listed companies, including P&F, through Friday, January 16, 2009. Consistent with market conditions and its determination, the Notification included notice that on October 16, 2008, NASDAQ had filed an immediately effective rule change with the Securities and Exchange Commission to suspend its MVPHS requirements among other measures. The Notification noted that NASDAQ will reinstate the MVPHS rules on Monday, January 19, 2009 and the first relevant trade date under the reinstated rules will be Tuesday, January 20, 2009.

Following the reinstatement of the MVPHS rules, NASDAQ will provide P&F 90 calendar days from January 20, 2009, or until April 20, 2009, to regain compliance with the rules. If, at any time before April 20, 2009, the MVPHS is at least $5 million for a minimum of 10 consecutive business days, NASDAQ will provide written notification that P&F has achieved compliance with Marketplace Rule 4450(a)(2) and P&F’s shares will continue to trade on The NASDAQ Global Market.  If P&F does not regain compliance by April 20, 2009, the NASDAQ Staff will provide written notification that P&F’s securities will be delisted. At that time, P&F may appeal the delisting determination to a Listings Qualifications Panel. Alternatively, P&F may apply to transfer its securities to the NASDAQ Capital Market if it satisfies the requirements for continued inclusion in that market.

Richard Horowitz, P&F’s Chairman of the Board, Chief Executive Officer and President stated, “Unfortunately, the trading price of P&F’s common stock, along with the securities of many other companies, has been at extremely low levels recently, due in part to the severe financial conditions affecting a number of economic sectors.  Should our stock price not recover to the level that would allow us to satisfy this NASDAQ market value rule in sufficient time, we plan to apply for listing on the NASDAQ Capital Market.  We believe that P&F presently meets the requirements for the NASDAQ Capital Market, although there can be no assurance that we will continue to do so.  We further believe that listing on the NASDAQ Capital Market should not significantly impact P&F or our common stock values going forward.”

Other Information

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe-Harbor

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2008 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com